Exhibit 21.1

Subsidiaries
Diversified Commercial Brokers, LLC
Diversified Mortgage Brokers, LLC
Nationwide Commercial Brokers, Inc.
Dickinson Management, Inc.
Spencer Springs, LLC
Decatur Square, LLC